Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 588-5555 F (617) 588-5554 www.vcel.com

Vericel Reports First Quarter 2025 Financial Results and Raises Full-Year Profitability Guidance
Record First Quarter MACI Revenue of $46.3 Million and First Quarter Total Revenue of $52.6 Million
Approximately 400 MACI Arthro Surgeons Trained to Date, with Year-to-Date Biopsy Growth Over 30% for Trained Surgeons
Second Quarter Total Revenue and MACI Revenue Growth Expected to be in the Low- to Mid-20% Range
Full-Year 2025 Revenue Guidance Reaffirmed and Profitability Guidance Raised
Conference Call Today at 8:30am Eastern Time

CAMBRIDGE, Mass., May 8, 2025 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the first quarter ended March 31, 2025.

First Quarter 2025 Financial Highlights
•Total net revenue of $52.6 million
•MACI® net revenue growth of 15% to $46.3 million
•Burn Care net revenue of $6.3 million, consisting of $5.0 million of Epicel® revenue and $1.3 million of NexoBrid® revenue
•Gross margin of 69%
•Net loss of $11.2 million, or $0.23 per diluted share
•Non-GAAP adjusted EBITDA of $3.2 million
•Operating cash flow of $6.6 million
•As of March 31, 2025, the Company had approximately $162 million in cash, restricted cash and investments, and no debt

Business Highlights and Updates
•Record first quarter MACI revenue and total revenue
•Second highest number of MACI biopsies and surgeons taking biopsies in a quarter since launch, with second highest number of biopsies in any month since launch in March
•Approximately 400 MACI Arthro™ surgeons trained to date, with year-to-date biopsy growth over 30% for trained surgeons

Exhibit 99.1
•NexoBrid first quarter revenue increased 207% versus the prior year and 31% versus the prior quarter
•Highest number of Epicel biopsies in a quarter since 2023 in the first quarter
•Strong start for Epicel in the second quarter with graft volume from cases completed or scheduled to date exceeding total graft volume in the first quarter
•On track to initiate MACI Ankle™ clinical study in the second half of 2025
•The Company anticipates that tariffs on foreign goods imported into the U.S. will have minimal impact on its business and operations, and that the impact of current or future tariffs on its cost of goods sold and gross margin in 2025 and 2026 will be negligible

“The Company is off to a solid start to the year, with record first quarter MACI revenue and total Company revenue, and continued strength in the key performance indicators for the MACI Arthro launch,” said Nick Colangelo, President and CEO of Vericel. “Based on the positive trends across the business to start the second quarter, we expect strong revenue growth and profitability in the second quarter and for the remainder of the year as the Company is well-positioned for continued high revenue and profit growth in 2025 and beyond.”

2025 Financial Guidance
•Reaffirmed full-year total revenue guidance with revenue growth expected to be 20% to 23%
•Raised full-year profitability guidance to gross margin of 74% and adjusted EBITDA margin of 26%
•Second quarter total revenue growth expected to be 22% to 25%

First Quarter 2025 Results
Total net revenue for the quarter ended March 31, 2025 increased to $52.6 million, compared to $51.3 million in the first quarter of 2024. Total net product revenue for the quarter included $46.3 million of MACI (autologous cultured chondrocytes on porcine collagen membrane) net revenue, $5.0 million of Epicel (cultured epidermal autografts) net revenue, and $1.3 million of NexoBrid (anacaulase-bcdb) net revenue, compared to $40.2 million of MACI net revenue, $10.7 million of Epicel net revenue, and $0.4 million of NexoBrid net revenue, respectively, in the first quarter of 2024.

Gross profit for the quarter ended March 31, 2025 was $36.3 million, or 69% of net revenue, compared to $35.4 million, or 69% of net revenue, for the first quarter of 2024.

Exhibit 99.1
Total operating expenses for the quarter ended March 31, 2025 were $49.1 million, compared to $40.8 million for the same period in 2024. The increase in operating expenses was primarily due to increased headcount and related employee expenses and additional costs related to the Company’s new facility, including depreciation and MACI tech transfer related activities.

Net loss for the quarter ended March 31, 2025 was $11.2 million, or $0.23 per diluted share, compared to $3.9 million, or $0.08 per diluted share, for the first quarter of 2024.

Non-GAAP adjusted EBITDA for the quarter ended March 31, 2025 was $3.2 million, or 6% of net revenue, compared to $7.2 million, or 14% of net revenue, for the first quarter of 2024. A table reconciling non-GAAP measures is included in this press release for reference.

As of March 31, 2025, the Company had approximately $162 million in cash, restricted cash and investments, and no debt.

Conference Call Information
Today’s conference call will be available live at 8:30 a.m. Eastern Time and can be accessed through the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. A slide presentation with highlights from today’s conference call will be available on the webcast and in the Investor Relations section of the Vericel website. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software, if necessary. To participate by telephone, please dial (800) 715-9871 or (646) 307-1963 if connecting from outside the U.S. When connected, please reference Vericel Corporation first-quarter 2025 earnings call to the operator.

About Vericel Corporation
Vericel is a leading provider of advanced therapies for the sports medicine and severe burn care markets. The Company combines innovations in biology with medical technologies, resulting in a highly differentiated portfolio of innovative cell therapies and specialty biologics that repair injuries and restore lives. Vericel markets three products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. Vericel also holds an exclusive license for North American rights to NexoBrid (anacaulase-bcdb), a biological orphan product containing proteolytic enzymes, which is indicated for eschar removal in adults and pediatric patients with deep partial-thickness and/or full-thickness thermal burns. For more information, please visit www.vcel.com.

Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2025 Vericel Corporation. All rights reserved.

Exhibit 99.1

GAAP v. Non-GAAP Measures
Vericel’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission. Vericel has provided in this release certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA described in this release, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Forward-Looking Statements
Vericel cautions you that all statements other than statements of historical fact included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting us and are subject to risks, assumptions, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those expressed or implied by the forward-looking statements in this press release. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

Among the factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, uncertainties associated with our expectations regarding future revenue, growth in revenue, market penetration for MACI®, MACI Arthro™, Epicel®, and NexoBrid®, growth in profit, gross margins and operating margins, the ability to continue to scale our manufacturing operations to meet the demand for our cell therapy products, including the timely completion and qualification of a new manufacturing facility in Burlington, Massachusetts, the ability to sustain profitability, contributions to adjusted EBITDA, the expected target surgeon audience, potential fluctuations in sales and volumes and our results of operations over the course of the year, timing and conduct of clinical trial and product development activities, timing and likelihood of the FDA’s potential approval of the use of MACI to treat cartilage defects in the ankle, the estimate of the commercial growth potential of our products and product candidates, competitive developments, changes in third-party coverage and reimbursement, including recent and future healthcare reform measures and private payor initiatives, surgeon adoption of MACI Arthro, physician and burn center adoption of NexoBrid,

Exhibit 99.1
labor strikes, changes in surgeon and hospital treatment prioritizations caused by the temporary shortage of essential medical supplies, supply chain disruptions or other events or factors that might affect our ability to manufacture MACI or Epicel or affect MediWound’s ability to manufacture and supply sufficient quantities of NexoBrid to meet customer demand, negative impacts on the global economy and capital markets resulting from the conflicts in Ukraine and the Middle East, changes in trade policies and regulations, including the potential for increases or changes in duties, current and potentially new tariffs or quotas, lingering effects of adverse developments affecting financial institutions, companies in the financial services industry or the financial services industry generally, possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures, the impact from future regulatory, judicial and legislative changes to our industry, global geopolitical tensions and potential future impacts on our business or the economy generally stemming from a public health emergency.

These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on February 27, 2025, Vericel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025, and in other filings with the SEC. These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Investor Contact:
Eric Burns
ir@vcel.com
+1 (734) 418-4411

Exhibit 99.1

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts - unaudited)

	Three Months Ended March 31,
	2025	2024
Product sales, net	$52,598	$51,281
Total revenue	52,598	51,281
Cost of product sales	16,325	15,927
Gross profit	36,273	35,354
Research and development	7,261	6,418
Selling, general and administrative	41,804	34,400
Total operating expenses	49,065	40,818
Loss from operations	(12,792)	(5,464)
Other income (expense):
Interest income	1,657	1,762
Interest expense	(153)	(153)
Other income (expense)	42	(7)
Total other income	1,546	1,602
Net loss	$(11,246)	$(3,862)
Net loss per common share:
Basic and diluted	$(0.23)	$(0.08)
Weighted-average common shares outstanding:
Basic and diluted	49,905	48,141

Exhibit 99.1
VERICEL CORPORATION
RECONCILIATION OF REPORTED NET LOSS (GAAP)
TO ADJUSTED EBITDA (NON-GAAP MEASURE)
(in thousands - unaudited)

	Three Months Ended March 31,
	2025	2024
Net loss	$(11,246)	$(3,862)
Stock-based compensation expense	11,505	9,834
Depreciation and amortization	2,686	1,378
Net interest income	(1,504)	(1,609)
Pre-occupancy lease expense and tech transfer	1,801	1,477
Adjusted EBITDA (Non-GAAP)	$3,242	$7,218

Exhibit 99.1
VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - unaudited)

	March 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$73,490	$74,520
Restricted cash	6,215	10,529
Short-term investments	39,412	41,693
Accounts receivable (net of allowance for doubtful accounts of $3 and $10, respectively)	52,899	61,375
Inventory	17,106	17,373
Other current assets	8,518	7,287
Total current assets	197,640	212,777
Property and equipment, net	108,294	103,161
Intangible assets, net	6,094	6,250
Right-of-use assets	68,716	70,098
Long-term investments	43,342	39,880
Other long-term assets	501	556
Total assets	$424,587	$432,722
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,751	$23,848
Accrued expenses	11,418	17,065
Current portion of operating lease liabilities	11,163	9,257
Other current liabilities	116	116
Total current liabilities	39,448	50,286
Operating lease liabilities	87,804	89,593
Other long-term liabilities	1,848	876
Total liabilities	129,100	140,755
Total shareholders’ equity	295,487	291,967
Total liabilities and shareholders’ equity	$424,587	$432,722